Exhibit 10.1
April 2, 2008
VIA HAND DELIVERY
Mr. Richard Miller
42992 Ian Court
Clinton Township, MI 48038
      Re:      Termination of Employment and Release of Claims
Dear Rich:
     This will confirm the separation of your employment, and termination of your officer status with the Bank of Birmingham (referred to hereinafter as the “Bank”) by mutual agreement, effective April 4, 2008 (the “Mutual Separation Date”). This Mutual Separation Date may be extended for up to thirty (30) additional days by the written agreement of the Bank and you. The purpose of this letter (“Letter Agreement”) is to set forth the terms upon which the Bank will agree to continue to pay you certain monetary amounts and to continue certain of your benefits while you seek new employment, and to resolve any and all disputes regarding the mutual separation of your employment and officer status with the Bank. Those terms are as follows:
     1. Severance. If you sign and deliver the original of this signed Letter Agreement back to us and comply with the other terms of this Letter Agreement, the Bank will pay to you a gross amount of $62,501.00, less the required federal, state, and local withholdings. This amount represents six months of your normal salary. The Bank will pay this severance pay to you in installments on its normal paydays as designated by the Bank, beginning with the first payday after the later of (a) the Mutual Separation Date or (b) the date which is eight or more days after the date on which you deliver the original of this Letter Agreement signed by you back to me, and assuming you do not revoke this Letter Agreement as permitted by Paragraph 13 of this Letter Agreement.
     2. Benefits. The Bank will continue your medical health, prescription drug, dental, long-term disability and executive life insurance coverage through last day of the month in which you receive your final installment of the severance pay referred to in Paragraph 1. To receive these benefits, you must pay any “employee” portion of the premium as you currently are doing, and you agree to have it deducted from your severance payments. When your Bank paid benefits end you will be able to continue health insurance at your cost for the time period provided under COBRA, and you will receive a letter notifying you of your right to do so. For purposes of COBRA, your qualifying event will be the last day of the month in which you receive your final installment of the severance pay referred to in paragraph 1, above. All other benefits will cease on your Mutual Separation Date.
     3. Consideration. You hereby acknowledge that the severance payments described in paragraph 1, and benefits coverages and payments described in paragraph 2, are discretionary on the

Mr. Richard Miller
April 1, 2008

Bank’s part, exceed any legal duty on the part of the Bank, or legal entitlement on your part, and that the Bank’s agreement to make such payments is sufficient consideration for the release terms set forth below.
     4. Complete Release. In consideration of the amounts to be paid by the Bank, as set forth in paragraphs 1 and 2 above, the adequacy of which you hereby acknowledge, you, on your own behalf and on behalf of any dependents, spouse, heirs, successors and assigns, do hereby forever generally release the Bank, Birmingham Bloomfield Bancshares, Inc., or any entity affiliated with them, their parent, subsidiary and affiliated companies and their directors, attorneys, organizers, staff, and any individual or entity currently or formerly employed by or affiliated with the Bank, Birmingham Bloomfield Bancshares, Inc. or any entity affiliated with them (collectively, the “Releasees”) from all rights, claims, actions, and suits of all kinds and descriptions that you ever had, now have, or hereafter can, shall, or may have, whether known or unknown or based on facts now known or unknown, fixed or contingent, against the Releasees, occurring at any time up to and including the date that you execute this Letter Agreement, by reason of or arising out of any acts, matters, or omissions of the Releasees, your employment with the Bank, any events occurring during the course of your employment or the mutual separation and termination of your employment by the Bank, including, but not limited to, claims of unlawful discrimination due to race, sex, religion, national or ethnic origin, handicap, disability, marital status, ancestry or age; claims that the Bank violated any promises or agreement either express or implied with you (including claims that the Bank violated the employee handbook); claims that the Bank has terminated your employment for any illegal reason, or in an illegal fashion, including, specifically, without limiting the generality of the foregoing, any claim under the National Labor Relations Act (as amended), Title VII of the Civil Rights Act of 1964 (as amended), the Age Discrimination in Employment Act (“ADEA”) (as amended), the Equal Pay Act, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, the Elliott-Larsen Civil Rights Act, or any other federal, state, or local law or regulation prohibiting discrimination; or any claim for employment discrimination, violation of public policy, emotional distress, defamation, wrongful termination, wages, severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health and medical insurance, attorneys’ fees, or any other compensation or fringe benefit. This Letter Agreement covers both claims that you know about, and those that you may not know about.
     This Letter Agreement shall be binding upon and inure to the benefit of you and the Releasees and any other individual or entity who may claim any interest in the matter through you. You also acknowledge that you have not assigned any of your rights to make the aforementioned claims or demands. By signing this Letter Agreement, you are forever giving up your rights to make the aforementioned claims or demands.
     5. Bank Property. You agree to return to The Bank, upon the Bank’s request, to return to it all of its property in your possession, including, but not limited to, keys, parking cards, company credit cards, cell phones, electronic equipment, PDA, building identification cards, and any data compilations of any sort relating to the Bank and/or to its customers. To aid you in

Mr. Richard Miller
April 1, 2008

assisting the Bank as set forth in Paragraph 6 of this Letter Agreement, the Bank may elect to allow you to keep certain Bank property necessary for you to perform these duties.
     6. Mutual Non-Disparagement, Confidentiality and Cooperation. The parties agree that for a period of one (1) year after the date of the Mutual Separation Date, neither party will say, write, or cause to be said or written, any statement that may be considered defamatory, derogatory, or disparaging to the Bank, Releasees or you.
     The parties represent that they have not disclosed, and promise they will not disclose, this Agreement, or its terms to any person or entity except attorneys, spouses (who must agree to be bound by these confidentiality terms before disclosure is made), or as required by law or legal process.
     You promise that, during the period you receive severance payments from the Bank as set forth in this Letter Agreement, and for a period of sixty (60) days afterward, you will cooperate with the Bank by taking any actions reasonably requested by the Bank and requiring not more than ten (10) hours of you time per month, or providing any information requested by the Bank to transition your duties, Bank customers or contacts to other Bank employees.
     You further agree that you will make yourself available, upon the request of the Bank, to testify or otherwise assist in litigation, arbitration, or other disputes involving the Bank, or any of its directors, officers, employees, subsidiaries or parent corporations of either, at no additional cost to you, during the period you receive severance payments from the Bank as set forth in this Letter Agreement and at any time following the termination of your employment by this mutual separation.
     7. Non-Admission. This Letter Agreement shall not in any way be construed as an admission by the Bank of any liability or any wrongful or discriminatory act.
     8. Termination and Other Items. The Bank will show your termination of employment as being the result of a mutual agreement by you and the Bank to separate your employment with the bank, on its records, and will not contest any claim you make for unemployment benefits.
     In response to inquiries made about you by prospective employers, the Bank will only provide the dates you worked for the Bank and the positions you held while employed by the Bank, and advise them that your position with the Bank was eliminated as a result of a mutual agreement between you and the Bank. The Bank will also agree to provide you with a Letter of Recommendation on the Bank’s Letterhead in a form agreed to by the Bank and you.
     You agree that you will not seek re-employment with the Bank, Birmingham Bloomfield Bancshares, Inc., or any entity currently affiliated with them, and that if you seek re-employment with the Bank, Birmingham Bloomfield Bancshares, Inc., or any entity affiliated with them, they are in no way obligated to consider you for such re-employment.

Mr. Richard Miller
April 1, 2008

     9. Records. You agree to withdraw any pending request you have made for copies of your personnel records and not to make any further requests in the future.
     10. No Future Lawsuits. You acknowledge and represent that you have not filed, nor will file, any claims, charges, or complaints with any administrative agency or court based on claims or demands that you have released herein. If any agency or court assumes jurisdiction over, or files any claims, charges, or complaints against the Releasees on your behalf, you will request, in writing, that such agency or court withdraw the matter.
     11. Continuation of Obligations Under Any Other Agreement You Have With the Bank. You and the Bank hereby agree and that the provisions of paragraphs 15-19, 22-23 and Section G of the Executive Employment Agreement made and entered into on June 28, 2007 between you and the Bank (the “Employment Agreement”) shall remain in full force and effect even after your execution of this Letter Agreement.
     12. No Other Payments or Benefits. Other than as provided for in this Letter Agreement, you hereby acknowledge receipt of all payments for wages heretofore earned, vacation pay, and reimbursement of business expenses, and that no payments of any kind other than those expressly set forth herein, are owed to you.
     13. Time to Consider this Letter Agreement. You acknowledge that, in accordance with the ADEA, as amended by the Older Workers Benefit Protection Act of 1990, you have been given a period of twenty-one (21) days to review and consider this Letter Agreement before signing it. If you elect to sign it without availing yourself of the opportunity to consider its provisions for twenty-one (21) days, you hereby acknowledge that your decision to shorten the time for considering this Letter Agreement prior to signing is knowing and voluntary, and such decision is not induced by the Bank through fraud, misrepresentation, or a threat to withdraw or alter the provisions set forth in this Agreement prior to the expiration of the twenty-one (21) day time period, or by providing different terms should you agree to execute this Agreement prior to the expiration of the twenty-one (21) day time period.
     14. Consultation with Attorney; Right to Revoke. You acknowledge that the Bank has advised and encouraged you to consult with an attorney concerning this Letter Agreement prior to executing this Agreement. By signing this Letter Agreement, you acknowledge that you have read this Letter Agreement thoroughly, that the you have been advised and encouraged by the Bank, and have had the opportunity, to consult with an attorney prior to signing the Letter Agreement, and that your agreement to the terms of this Agreement is knowing, willing, and voluntary.
     You also acknowledge that you understand that you may revoke this Letter Agreement within seven (7) days after the date on which you sign it, and that this Letter Agreement as does not become effective until the expiration of the seven (7) day period. In the event that you wish to revoke this Letter Agreement within the seven (7) day period, you must send a letter to me, so that it is received not later than the close of business on the seventh day after you sign the Letter Agreement. If you do not revoke this Letter Agreement, the Bank will begin paying you the severance pay described in paragraph 1, above.

Mr. Richard Miller
April 1, 2008

     15. No Other Promises. You acknowledge and represent that neither the Bank nor any of its agents, representatives, or employees, have made any promise, representation, or warranty whatsoever, express, implied, or statutory, not contained herein, concerning the subject matter hereof, to induce you to execute this Letter Agreement, and you acknowledge that you have not executed this Letter Agreement in reliance on any such promise, representation, or warranty. You and the Bank mutually acknowledge and agree that your employment at the Bank will not continue beyond the Mutual Separation Date and that neither the Bank nor you shall have any obligations to the other party following that date, except as provided in this Agreement.
     16. Execution of Letter Agreement. This Letter Agreement is not enforceable unless and until it is executed in writing by both parties.
     17. No Modification. This Letter Agreement may not be changed or modified, nor may any covenant, representation or provision hereof be waived, except by an agreement in writing signed by you and the President of the Bank. You acknowledge and agree that, except for the provisions or paragraphs of any agreement referred to in Paragraph 11, above, this Letter Agreement contains the entire understanding between you and the Bank concerning your separation from employment and the terms and conditions of the separation pay and benefits offered in it, and that all previous agreements, either oral or written, between you and the Bank, or any of it affiliates entities or parent corporations and their directors, officers , employees or agents, are expressly superseded and revoked by this Letter Agreement.
     18. Enforcement. This Letter Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of Michigan, without regard to its provisions regarding choice of law. If any term or condition of this Letter Agreement shall be held to be invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, this Letter Agreement shall be construed without such term or condition.
     If you agree to the above terms, please sign this Letter Agreement where indicated below, and return the signed Letter Agreement to me. Keep a copy for your records. You will have until 5:00 p.m. on April 23, 2008 to sign and return this Letter Agreement to me. If you fail to do so by this time and date, the offers made in this Letter Agreement are withdrawn and will be of no further effect. The Bank encourages you to consult with an attorney before signing this Letter Agreement.

BANK OF BIRMINGHAM
By:	/s/ William Aikens
William Aikens
Its: Chairman

Mr. Richard Miller
April 1, 2008

     I acknowledge that I have read the terms and conditions set forth above in this Letter Agreement, and accept and agree to them, and hereby acknowledge that I have executed and signed this Letter Agreement freely and voluntarily. I understand that I may revoke this Letter Agreement within seven (7) days after the date on which I sign it, and that this Letter Agreement does not become effective until the expiration of the seven (7) day period.
     I further acknowledge that Bank of Birmingham has advised me to consult an attorney before signing this Letter Agreement.

/s/ RICHARD MILLER
RICHARD MILLER
Dated: 4/2/08, 2008